As filed with the Securities and Exchange Commission on March 7, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE ENERGY CORPORATION*

(exact name of registrant as specified in its charter)

Oklahoma	1311	73-1395733
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000	Aubrey K. McClendon Chairman of the Board and Chief Executive Officer 6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

James M. Prince, Esq.

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

713-758-3710

713-615-5962 (fax)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
6.875% Senior Notes due 2020	$500,000,000	100%	$500,000,000	$53,500
Guarantees by certain of Chesapeake Energy Corporation’s subsidiaries	—	—	—	— (2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.
(2)	Pursuant to Rule 457(n) no separate fee for the guarantees is payable because the guarantees relate to other securities that are being registered concurrently.
*	Includes certain subsidiaries of Chesapeake Energy Corporation identified on the following pages.

Chesapeake Eagle Canada Corp.

(Exact Name of Registrant As Specified In Its Charter)

New Brunswick, Canada (State or Other Jurisdiction of Incorporation or Organization)	None (I.R.S. Employer Identification Number)

Chesapeake Energy Louisiana Corporation

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1524569
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Energy Marketing, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1439175
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Operating, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1343196
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake South Texas Corp.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	41-2050649
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Hodges Holding Company, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1454375
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Hodges Oilfield Company

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1454380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Hodges Trucking Company

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1293811
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Nomac 100 Corp.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	20-4232522
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Nomac Drilling Corporation

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1606317
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Oxley Petroleum Co.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1508537
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

W.W. Realty, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1360666
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Carmen Acquisition, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1604860
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Acquisition, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1528271
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Appalachia, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	20-3774650
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Land Company, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	20-2099392
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake ORC, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	71-0934234
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Royalty, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1549744
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Gothic Production, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1539475
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Hawg Hauling & Disposal, LLC

(Exact Name of Registrant As Specified In Its Charter)

Delaware	06-1706211
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Mayfield Processing, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	20-0174765
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

MC Mineral Company, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	61-1448831
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Exploration Limited Partnership

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1384282
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Louisiana, L.P.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1519126
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Sigma, L.P.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	27-0029884
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

MidCon Compression, L.P.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	20-0299525
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Each Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-128453

PROSPECTUS

Chesapeake Energy Corporation

Offer to Exchange up to

$500,000,000 of 6.875% Senior Notes due 2020

for

$500,000,000 of 6.875% Senior Notes due 2020

that have been Registered under the Securities Act of 1933

Terms of the Exchange Offer

•     We are offering to exchange up to $500,000,000 of our outstanding 6.875% Senior Notes due 2020 for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

•     We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•     The exchange offer expires at 5:00 p.m., New York City time, on                     , 2006, unless extended. We do not currently intend to extend the exchange offer.

•     Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•     The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

Terms of the New 6.875% Senior Notes due 2020 Offered in the Exchange Offer

Maturity

•     The new notes will mature on November 15, 2020.

Interest

•     Interest on the new notes is payable on May 15 and November 15 of each year.

•     Interest will accrue from November 8, 2005 or the most recent date to which interest has been paid.

Redemption

•     We may redeem some or all of the new notes at any time by the payment of a make-whole premium.

Ranking

•     The new notes are unsecured. The new notes rank equally in right of payment with all of our other existing and future senior debt and senior in right of payment to all of our future subordinated debt.

PLEASE READ “ RISK FACTORS” ON PAGE 7 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2006.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. This prospectus incorporates business and financial information about us that is not included in this prospectus. Please see “Where You Can Find More Information.” We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

i

PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents we have incorporated into this prospectus by reference before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. Please read “Forward-Looking Statements.” Unless this prospectus otherwise indicates or the context otherwise requires, the terms “we,” “our,” “us” “Chesapeake” or the “Company” as used in this prospectus refer to Chesapeake Energy Corporation and its subsidiaries.

Chesapeake

We are the second largest independent producer of natural gas in the United States, owning interests in approximately 30,600 producing oil and gas wells that are currently producing approximately 1.5 bcfe per day, 92% of which is natural gas. Our strategy is focused on discovering, developing and acquiring onshore natural gas reserves primarily in the southwestern U.S. and secondarily in the Appalachian Basin of the eastern U.S. Our most important operating area has historically been the Mid-Continent region of the U.S., which includes Oklahoma, Arkansas, Kansas and the Texas Panhandle, and is where 51% of our proved oil and natural gas reserves are located. During the past four years, we have also built significant positions in the South Texas and Texas Gulf Coast regions, the Permian Basin of West Texas and eastern New Mexico, the Barnett Shale area of north-central Texas, the Ark-La-Tex area of East Texas and northern Louisiana and most recently, the emerging Fayetteville Shale play located in Arkansas. As a result of our recent acquisition of the holding company of Columbia Natural Resources, LLC and certain affiliated entities (“CNR”), we now own a significant presence in the Appalachian Basin, principally in West Virginia, eastern Kentucky, eastern Ohio and southern New York.

As of December 31, 2005, we had 7.5 tcfe of proved reserves, of which 92% are natural gas and all of which are onshore. During 2005, we replaced our 469 bcfe of production with an internally estimated 3.088 tcfe of new proved reserves, for a reserve replacement rate of 659%. Reserve replacement through the drillbit was 1.047 tcfe, or 223% of production (including a positive 17 bcfe from performance revisions and a positive 24 bcfe from oil and natural gas price increases), and reserve replacement through acquisitions was 2.041 tcfe, or 436% of production. Our proved reserves grew by 53% during 2005, from 4.9 tcfe to 7.5 tcfe.

During 2005, we led the nation in drilling activity with an average utilization of 73 operated rigs and 66 non-operated rigs. Through this drilling activity, we drilled 902 (686 net) operated wells and participated in another 1,066 (130 net) wells operated by other companies. We added approximately 1.047 tcfe of proved oil and natural gas reserves through our drilling efforts. Our success rate was 98% for operated wells and 95% for non-operated wells. As of December 31, 2005, our proved developed reserves were 65% of our total proved reserves. In 2005, we added approximately 1,200 new employees and invested $362 million in leasehold (exclusive of leases acquired through acquisitions) and 3-D seismic data, all of which we consider the building blocks of future value creation.

From January 1, 1998 through December 31, 2005, we have been one of the most active consolidators of onshore U.S. natural gas assets, having purchased approximately 5.9 tcfe of proved reserves, at a total cost of approximately $10.3 billion (including $2.2 billion for unproved leasehold, but excluding $809 million of deferred taxes established in connection with certain corporate acquisitions) for a per proved mcfe acquisition cost of $1.37.

During 2005, we were especially active in the acquisitions market. Acquisition expenditures totaled $4.9 billion through December 31, 2005 (including $1.4 billion for unproved leasehold, but excluding $252 million of deferred taxes established in connection with certain corporate acquisitions). Through these acquisitions, we have acquired an internally estimated 2.0 tcfe of proved oil and natural gas reserves at a per proved mcfe acquisition cost of $1.74.

On November 14, 2005, we acquired CNR and its significant natural gas reserves, acreage and mid-stream assets for approximately $3.02 billion, of which $2.2 billion was in cash and $0.82 billion was in assumed liabilities related to CNR’s prepaid sales agreement, hedging positions and other liabilities. The CNR assets consist of 125 mmcfe per day of natural gas production, 1.3 tcfe of proved reserves and approximately 3.2 million net acres of U.S. oil and gas leasehold, which we estimate have over 9,000 additional undrilled locations with reserve potential. CNR also owns extensive mid-stream natural gas assets, including over 6,500 miles of natural gas gathering lines.

Our executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000.

Recent Developments

In the first quarter of 2006, we have continued to execute our acquisition and financing strategy through the following transactions, in which we:

•	announced the acquisition of oil and natural gas assets from private companies located in the Barnett Shale, South Texas, Permian Basin, Mid-Continent and Ark-La-Tex regions for an aggregate purchase price of approximately $700 million in cash of which we have closed approximately $640 million and expect to close the remaining acquisition by March 31, 2006;

•	acquired a privately-held Oklahoma-based trucking company for $48 million;

•	issued an additional $500 million of our 6.5% Senior Notes due 2017 in a private placement and used the proceeds of approximately $487 million to repay outstanding borrowings under our revolving bank credit facility incurred primarily to finance our recent acquisitions;

•	amended and restated our revolving bank credit facility, increasing the commitments to $2.0 billion and extending the maturity date to February 2011;

•	sold our investment in Pioneer Drilling Corporation (AMEX:PDC) common stock for cash proceeds of $159 million and a book gain of $116 million; and

•	acquired 13 drilling rigs and related assets through our wholly-owned subsidiary, Nomac Drilling Corporation, from Martex Drilling Company, L.L.P., a privately-held drilling contractor with operations in East Texas and North Louisiana, for $150 million.

Our President and Chief Operating Officer, Tom L. Ward, resigned as a director, officer and employee of the company effective February 10, 2006. Mr. Ward has agreed to act as a consultant to Chesapeake for a period of six months from the effective date of his resignation, pursuant to a resignation agreement, to assist in the transition of his responsibilities. During the term of his consulting agreement, Mr. Ward will receive no cash compensation but will be provided support staff for personal administrative and accounting services together with access to our fractional shares in our aircraft in accordance with historical practices. The resignation agreement provides for the immediate vesting of all of Mr. Ward’s unvested stock options and restricted stock on February 10, 2006. As a result of such vesting, options to purchase 724,615 shares of our common stock at an average exercise price of $8.01 per share and 1,291,875 shares of restricted common stock became immediately vested. As a result, we expect to incur a non-cash after-tax charge of approximately $31.8 million in the first quarter 2006. Mr. Ward will have until May 10, 2006 to exercise the stock options granted to him by the company.

The Exchange Offer

On November 8, 2005, we completed a private offering of the outstanding notes. As part of the private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our best efforts to complete the exchange offer within 300 days after the date we issued the outstanding notes. The following is a summary of the exchange offer.

Exchange Offer	We are offering to exchange new notes for outstanding notes.

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on , 2006, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the SEC. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer.

Procedures for Tendering Outstanding Notes

To participate in the exchange offer, you must follow the Automated Tender Offer Program procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program and that DTC confirm that:

•      DTC has received your instructions to exchange your notes; and

•      you agree to be bound by the terms of the letter of transmittal.

For more details, please refer to the sections of this prospectus entitled “Exchange Offer—Terms of the Exchange Offer” and “—Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m. New York City time on the expiration date of the exchange offer. Please read “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of New Notes

If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the new notes as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes

If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of new notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Federal Income Tax Considerations.”

Exchange Agent	We have appointed The Bank of New York Trust Company, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows: The Bank of New York Trust Company, N.A., Corporate Trust Department, Reorganization Unit, 101 Barclay Street—7 East, New York, New York, 10286. Eligible institutions may make requests by facsimile at (212) 298-1915.

Terms of the New Notes

The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this prospectus entitled “Description of the New Notes.”

Issuer	Chesapeake Energy Corporation.

Notes Offered	$500,000,000 in aggregate principal amount of 6.875% Senior Notes due 2020.

Maturity	November 15, 2020.

Interest on the New Notes	6.875% annually.

Interest Payment Dates	May 15 and November 15 of each year beginning May 15, 2006.

Guarantees	The notes will be unconditionally guaranteed, jointly and severally, by (i) each of our existing domestic restricted subsidiaries and one of our foreign subsidiaries and (ii) each of our future domestic restricted subsidiaries that guarantees any other indebtedness of us or a subsidiary guarantor in excess of $5 million. The guarantee will be released if we dispose of the subsidiary guarantor or it ceases to guarantee certain other indebtedness of us or any other subsidiary guarantor.

Ranking

The notes will be unsecured and will rank equally in right of payment to all of our existing and future unsecured senior indebtedness. The notes will rank senior in right of payment to all of our future subordinated indebtedness. Please read “Description of the New Notes—Ranking.”

As of March 3, 2006, we had approximately $6.2 billion in principal amount of senior indebtedness outstanding, $154 million of which was indebtedness under our secured revolving bank credit facility.

Make-Whole Redemption	We may redeem some or all of the notes at any time prior to maturity by the payment of a make-whole premium described in the “Description of the New Notes—Make-Whole Redemption” section of this prospectus.

Restrictive Covenants	The indenture governing the notes contains covenants that limit our ability and our restricted subsidiaries’ ability to:

• incur certain secured indebtedness;

• enter into sale-leaseback transactions; and

• consolidate, merge or transfer assets.

The covenants are subject to a number of exceptions and qualifications. See “Description of the New Notes—Certain Covenants.”

Transfer Restrictions; Absence of a Public Market for the Notes	The new notes generally will be freely transferable; however, there can be no assurance as to the development or liquidity of any market for the new notes.

Risk Factors

Please read “Risk Factors,” beginning on page 7 of this prospectus, for a discussion of certain factors that you should consider before participating in the exchange offer.

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, the following factors relating to our company and the exchange offer and the new notes should be considered carefully in deciding whether to participate in the exchange offer.

Risks Related to Our Business

Oil and gas prices are volatile. A decline in prices could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow from banks is subject to periodic redeterminations based on prices specified by our bank group at the time of redetermination. In addition, we may have ceiling test write-downs in the future if prices fall significantly.

Historically, the markets for oil and gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Declines in oil and gas prices would not only reduce revenue, but could reduce the amount of oil and gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and gas prices do not necessarily move in tandem. Because approximately 92% of our reserves at December 31, 2005 are natural gas reserves, we are more affected by movements in natural gas prices.

Our level of indebtedness and preferred stock may adversely affect our operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due.

As of December 31, 2005, we had long term indebtedness of approximately $5.5 billion, $72 million of which was outstanding under our revolving bank credit facility. Our long-term indebtedness represented 47% of our total book capitalization at December 31, 2005. As of March 3, 2006, we had approximately $154 million drawn under our revolving bank credit facility. We expect to continue to be highly leveraged in the foreseeable future.

Our level of indebtedness and preferred stock affects our operations in several ways, including the following:

•	a portion of our cash flows from operating activities must be used to service our indebtedness and pay dividends on our preferred stock and is not available for other purposes;

•	we may be at a competitive disadvantage as compared to similar companies that have less debt;

•	the covenants contained in the agreements governing our outstanding indebtedness and future indebtedness may limit our ability to borrow additional funds, pay dividends and make certain investments and may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•	additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may have higher costs and more restrictive covenants;

•	changes in the credit ratings of our debt may negatively affect the cost, terms, conditions and availability of future financing, and lower ratings will increase the interest rate and fees we pay on our revolving bank credit facility; and

•	we may be more vulnerable to general adverse economic and industry conditions.

We may incur additional debt, including significant secured indebtedness, or issue additional series of preferred stock, in order to make future acquisitions or to develop our properties. While the covenants under our existing indentures restrict our ability to incur indebtedness, those covenants are subject to a number of significant exceptions, and the covenants governing these notes will not restrict our ability to incur additional indebtedness and/or additional preferred stock. A higher level of indebtedness increases the risk that we may default on our debt obligations, including the new notes. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

In addition, our bank borrowing base is subject to periodic redetermination. A lowering of our borrowing base could require us to repay indebtedness in excess of the borrowing base, or we might need to further secure the lenders with additional collateral.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial and other resources than we do.

We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation, exploration and production. We face intense competition from both major and other independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.

Many of our competitors have financial and other resources substantially greater than ours, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Significant capital expenditures are required to replace our reserves.

Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flows from operations, our revolving bank credit facility and debt and equity issuances. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas, and our success in developing and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices or decreased production, and our access to capital were limited, we would have a reduced ability to replace our reserves. If our cash flow from operations is not sufficient to fund our capital expenditure budget, we may not be able to access additional bank debt, debt or equity or other methods of financing on an economic basis to meet these requirements.

If we are not able to replace reserves, we may not be able to sustain production.

Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves and production will decline over time. In addition, approximately 35% of our total estimated proved reserves (by volume) at December 31, 2005 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Our reserve estimates reflect that our production rate on producing properties will decline approximately 24% from 2006 to 2007. Thus, our future oil and natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves.

The actual quantities and present value of our proved reserves may prove to be lower than we have estimated.

This prospectus and the documents incorporated by reference in this prospectus contain estimates of our proved reserves and the estimated future net revenues from our proved reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and gas prices and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties.

At December 31, 2005, approximately 35% of our estimated proved reserves (by volume) were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. These reserve estimates include the assumption that we will make significant capital expenditures to develop the reserves, including $1.8 billion in 2006. You should be aware that the estimated costs may not be accurate, development may not occur as scheduled and results may not be as estimated.

You should not assume that the present values referred to in this prospectus and the documents incorporated by reference herein represent the current market value of our estimated oil and gas reserves. In accordance with SEC requirements, the estimates of our present values are based on prices and costs as of the date of the estimates. The December 31, 2005 present value is based on weighted average oil and gas wellhead prices of $56.41 per barrel of oil and $8.76 per mcf of natural gas. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of an estimate.

Any changes in consumption by oil and gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows.

The timing of both the production and the expenses from the development and production of oil and gas properties will affect both the timing of actual future net cash flows from our proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our recent growth is due in part to acquisitions of exploration and production companies, producing properties and undeveloped leasehold. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise. We are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. As a result of these factors, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. It is our current intention to continue focusing on acquiring properties with development and exploration potential located in the Mid-Continent, the South Texas and Texas Gulf Coast regions, the Permian Basin of West Texas and eastern New Mexico, the Barnett Shale area of north-central Texas and the Ark-La-Tex areas of East Texas and northern Louisiana. To the extent that we acquire properties substantially different from the properties in our primary operating regions or acquire properties that require different technical expertise, we may not be able to realize the economic benefits of these acquisitions as efficiently as in our prior acquisitions. As a result of our recent acquisition of CNR, we also have a significant presence in the Appalachian Basin, principally in West Virginia, eastern Kentucky, eastern Ohio and southern New York, which are areas in which we have not previously developed or explored for oil and natural gas.

We made our acquisition of CNR on the basis of the information available to us at the time of entry into the acquisition agreement and CNR may have liabilities or obligations that are not adequately reflected in this information and we may have limited or no recourse to the seller.

In connection with our recent acquisition of CNR, we had limited opportunity to conduct a review of the information provided by or in respect of CNR prior to the acquisition. CNR may have incurred contractual, financial, regulatory, environmental or other obligations and liabilities that may impact us in the future which were not adequately reflected in the financial and other information regarding CNR upon which we based our evaluation of the acquisition. If the financial and other information upon which we have relied proves to be materially incorrect or incomplete, or we have not reviewed relevant information, it could have a material adverse effect on our consolidated business, financial condition and operations.

We were not entitled to contractual indemnification for the majority of pre-closing liabilities, including environmental liabilities, in our recent acquisition of CNR. We acquired CNR on an “as is” basis with very limited remedies for breaches of representations and warranties. We might incur significant unknown liabilities, including liabilities relating to existing CNR litigation and environmental liabilities, in our acquisition of CNR for which we may have limited or no contractual remedies. A copy of the acquisition agreement was filed by us with the SEC on November 1, 2005 in a current report on Form 8-K, which is incorporated by reference herein.

CNR’s business is located outside our pre-existing geographic area of operations and we may face difficulties integrating its operations with ours.

All of the assets of CNR are located outside our pre-existing geographic area of operations. The areas in which CNR operates are principally West Virginia, eastern Kentucky, eastern Ohio and southern New York. We will face significant challenges in consolidating functions and integrating procedures, personnel and operations in an effective manner. The failure to successfully integrate its business and operations into our business may adversely affect our business and results of operations. The CNR acquisition, and future acquisitions we may make, involve numerous risks, including:

•	potential disruption of our ongoing business;

•	exposure to unknown liabilities, including litigation against CNR or any other companies that we may acquire;

•	our lack of drilling history in the geographic areas in which the acquired business operates;

•	the loss of key members of management of CNR or other acquired companies following the acquisition; and

•	additional costs due to entering new geographic locations and duplication of key talent.

We may not be successful in addressing these risks or any other problems encountered in connection with our acquisition of CNR or any other acquisitions we may make.

Exploration and development drilling may not result in commercially productive reserves.

We do not always encounter commercially productive reservoirs through our drilling operations. The new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs and equipment;

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions; and

•	compliance with environmental and other governmental requirements.

Future price declines may result in a write-down of our asset carrying values.

We utilize the full cost method of accounting for costs related to our oil and gas properties. Under this method, all such costs (for both productive and nonproductive properties) are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the unit-of-production method. However, these capitalized costs are subject to a ceiling test which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and gas reserves discounted at 10% plus the lower of cost or market value of unproved properties. The full cost ceiling is evaluated at the end of each quarter using the prices for oil and gas at that date, adjusted for the impact of derivatives accounted for as cash flow hedges. A significant decline in oil and gas prices from current levels, or other factors, without other mitigating circumstances, could cause a future writedown of capitalized costs and a non-cash charge against future earnings.

Our hedging activities may reduce the realized prices received for our oil and gas sales and require us to provide collateral for hedging liabilities.

In order to manage our exposure to price volatility in marketing our oil and gas, we enter into oil and gas price risk management arrangements for a portion of our expected production. Commodity price hedging may limit the prices we actually realize and therefore reduce oil and gas revenues in the future. The fair value of our oil and gas derivative instruments outstanding as of December 31, 2005 was a liability of approximately $945.8 million. In addition, our commodity price risk management transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

•	the counterparties to our contracts fail to perform under the contracts.

Some of our commodity price and interest rate risk management arrangements require us to deliver cash collateral or other assurances of performance to the counterparties in the event that our payment obligations exceed certain levels. As of December 31, 2005, we were required to post a total of $50 million of collateral with our counterparties through letters of credit issued under our bank credit facility with respect to commodity price and financial risk management transactions. As of March 3, 2006, we were required to post $50 million of collateral with our counterparties through letters of credit. Future collateral requirements are uncertain and will depend on arrangements with our counterparties and highly volatile natural gas and oil prices.

Lower oil and gas prices could negatively impact our ability to borrow.

Our revolving bank credit facility limits our borrowings to $2.0 billion, based on our borrowing base. The borrowing base is determined periodically at the discretion of the banks and is based in part on oil and gas prices. Additionally, some of our indentures contain covenants limiting our ability to incur indebtedness in addition to that incurred under our bank credit facility. These indentures limit our ability to incur additional indebtedness unless we meet one of two alternative tests. The first alternative is based on our adjusted consolidated net tangible assets (as defined in the relevant indentures), which is determined using discounted future net revenues from proved oil and gas reserves as of the end of each year. The second alternative is based on the ratio of our adjusted consolidated EBITDA (as defined in the relevant indentures) to our adjusted consolidated interest expense over a trailing twelve-month period. As of the date of this prospectus, we are permitted to incur significant additional indebtedness under both of these debt incurrence tests. Lower oil and gas prices in the future could reduce our adjusted consolidated EBITDA, as well as our adjusted consolidated net tangible assets, and thus could reduce our ability to incur additional indebtedness.

Oil and gas drilling and producing operations can be hazardous and may expose us to environmental liabilities.

Oil and gas operations are subject to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. If any of these risks occurs, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; and

•	suspension of operations.

Our liability for environmental hazards includes those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We maintain insurance against some, but not all, of the risks described above. Our insurance may not be adequate to cover casualty losses or liabilities. Also, in the future we may not be able to obtain insurance at premium levels that justify its purchase.

Reserve estimates of properties acquired in 2006 have not been prepared by independent petroleum engineers. Our internal estimates may not be as reliable as estimates of those reserves by independent engineers.

Our estimates of proved reserves attributed to our 2006 acquisitions included herein or incorporated by reference in this prospectus have not been reviewed or reported on by independent petroleum engineers. These estimates were prepared by our own engineers and professionals using criteria otherwise in compliance with SEC rules. Furthermore, our internal reserve estimates for these acquisitions are based upon data available to us which may not be as complete as data available on our other properties. Oil and gas pricing can affect estimates of quantities of proved reserves due to impact of pricing on ultimate economic recovery. Estimates prepared by independent engineers might be different than our internal estimates.

The loss of key personnel could adversely affect our business.

We depend, and will continue to depend in the foreseeable future, on the services of our officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil to gas properties, marketing oil and gas production, and developing and executing financing and hedging strategies. Our ability to retain our officers and key employees is important to our continued success and growth. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on our business. We do not maintain key person life insurance on any of our personnel.

Risks Related to the Exchange Offer and the New Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer such notes outstanding.

Holders of the new notes, like holders of the outstanding notes, will be effectively subordinated to all of our and the subsidiary guarantors’ secured indebtedness.

Holders of our secured indebtedness, which is comprised primarily of the indebtedness under our revolving bank credit facility, have claims with respect to our assets constituting collateral for their indebtedness that are prior to your claims under the new notes. In the event of a default on the new notes or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the new notes. Accordingly, the secured indebtedness would effectively be senior to the new notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the new notes places some limitations on our ability to create liens, there are significant exceptions to these limitations, including with respect to sale and leaseback transactions, that will allow us to secure indebtedness without equally and ratably securing the new notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the new notes and the holders of other claims against us with respect to our other assets. In addition, in certain circumstances a Restricted Subsidiary may not be required to be, or may be delayed in becoming, a Subsidiary Guarantor. The new notes will be structurally subordinated to any indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor.

A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only us to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

On the basis of historical financial information, recent operating history and other factors, we believe that the subsidiary guarantees are being incurred for proper purposes and in good faith and that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, have unreasonably small capital for the business in which it is engaged or have incurred debts beyond its ability to pay those debts as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard.

The notes are not subject to a change-of-control put option and lack some covenants typically found in other comparably rated public debt securities.

Although the notes are rated below investment grade by both Standard & Poor’s and Moody’s Investors Service, they lack the protection for holders of a change-of-control put option and several financial and other restrictive covenants associated with several other series of our outstanding senior notes and typically associated with comparably rated public debt securities, including:

•	incurrence of additional indebtedness;

•	payment of dividends and other restricted payments;

•	sale of assets and the use of proceeds therefrom;

•	transactions with affiliates; and

•	dividend and other payment restrictions affecting subsidiaries.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to:

•	within 120 days after the original issuance of the outstanding notes on November 8, 2005, file a registration statement with the SEC with respect to a registered offer to exchange each outstanding note for a new note having terms substantially identical in all material respects to such note, except that the new note will not contain terms with respect to transfer restrictions;

•	use our best efforts to cause the registration statement to be declared effective under the Securities Act within 240 days after the original issuance of the outstanding notes;

•	promptly following the effectiveness of the registration statement, offer the new notes in exchange for surrender of the outstanding notes; and

•	keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding notes.

We have fulfilled the agreements described in the first two of the preceding bullet points and are now offering eligible holders of the outstanding notes the opportunity to exchange their outstanding notes for new notes registered under the Securities Act. Holders are eligible if they are not prohibited by any law or policy of the SEC from participating in this exchange offer. The new notes will be substantially identical to the outstanding notes except that the new notes will not contain terms with respect to transfer restrictions, registration rights or additional interest.

Under limited circumstances, we agreed to use our best efforts to cause the SEC to declare effective a shelf registration statement for the resale of the outstanding notes. We also agreed to use our best efforts to keep the shelf registration statement effective for up to two years after its effective date. The circumstances include if:

•	applicable interpretations thereof of the staff of the SEC do not permit us to effect the exchange offer; or

•	for any other reason the exchange offer is not consummated within 270 days from November 8, 2005, the date of the original issuance of the outstanding notes; or

•	any of the initial purchasers notify us following consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for new notes in the exchange offer; or

•	certain holders are not eligible to participate in the exchange offer, or such holders do not receive freely tradeable securities on the date of the exchange.

We will pay additional cash interest on the applicable outstanding notes, subject to certain exceptions:

•	if the exchange offer is not consummated on or before the 60th business day after the date on which this registration statement was declared effective,

•	if obligated to file a shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the 30th day after the date on which the obligation to file a shelf registration statement arises, which we refer to as the shelf filing date,

•	if obligated to file a shelf registration statement due to the circumstances described in the first bullet point of the preceding paragraph, the shelf registration statement is not declared effective on or prior to the 240th day after the original issuance of the outstanding notes,

•	if we are obligated to file a shelf registration statement due to the circumstances described in the second, third or fourth bullet points of the preceding paragraph, the shelf registration statement is not declared effective on or prior to the 180th day after the shelf filing date, or

•	after this registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses being a “registration default”);

from and including the date on which any such registration default occurs to but excluding the date on which all registration defaults have been cured.

The rate of the additional interest will be 0.25% per year for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per year with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per year. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the new notes.

Upon the effectiveness of this registration statement, the consummation of the exchange offer, the effectiveness of a shelf registration statement, or the effectiveness of a succeeding registration statement, as the case may be, the interest rate borne by the notes from the date of such effectiveness or consummation, as the case may be, will be reduced to the original interest rate. However, if after any such reduction in interest rate, a different registration default occurs, the interest rate may again be increased pursuant to the preceding paragraph.

To exchange your outstanding notes for transferable new notes in the exchange offer, you will be required to make the following representations:

•	any new notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

In addition, we may require you to provide information to be used in connection with the shelf registration statement to have your outstanding notes included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. A holder who sells outstanding notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Resale of New Notes

Based on no action letters of the SEC staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new notes.

The SEC, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the SEC may not make a similar determination as in the no action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only for new notes and only in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $500,000,000 in aggregate principal amount of the outstanding notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m. New York City time on                     , 2006, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for

Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your exchange.

If you have any questions or need help in exchanging your notes, please call the exchange agent whose address and phone number are described in the section of the prospectus entitled “Where You Can Find More Information.”

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

RATIOS OF EARNINGS TO FIXED CHARGES

For purposes of determining the ratios of earnings to fixed charges, earnings are defined as net income (loss) before income taxes, cumulative effect of accounting change, pre-tax gain or loss of equity investees, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized and excluding the effect of unrealized gains or losses on interest rate derivatives) and amortization of debt expenses and discount or premium relating to any indebtedness.

	Year Ended December 31,										Nine Months Ended September 30, 2005
	2000		2001		2002		2003		2004
Ratio of earnings to fixed charges	3.1	x	4.4	x	1.5	x	4.0	x	4.8	x	4.3x

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes do not include certain transfer restrictions. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

DESCRIPTION OF THE NEW NOTES

The new notes will be issued, and the outstanding notes were issued, pursuant to an indenture dated as of November 8, 2005 (the “Indenture”), among the Company, as issuer, the Subsidiary Guarantors, as guarantors, and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “Company” and “we” refer only to Chesapeake Energy Corporation and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Notes, the Indenture and the Registration Rights Agreement. These descriptions do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Notes, the Indenture and the Registration Rights Agreement. You may request copies of the Indenture and Registration Rights Agreement at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

The Notes:

•	are unsecured senior indebtedness of the Company;

•	are unlimited in aggregate principal amount, of which $500,000,000 are currently outstanding;

•	are senior in right of payment to all future Subordinated Indebtedness of the Company; and

•	rank equally in right of payment with all existing and future Senior Indebtedness.

The new notes will be issued, and the outstanding notes were issued, only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

Any outstanding notes that remain outstanding after the completion of the Exchange Offer, together with the new notes issued in connection with the Exchange Offer and any other notes issued under the indenture then outstanding, will be treated as a single class of securities under the Indenture.

The Company has issued Notes in an aggregate principal amount of $500 million. The Company is permitted to issue additional Notes under the Indenture in an unlimited aggregate principal amount (“Add On Notes”). Any Add On Notes that are actually issued will be treated as issued and outstanding Notes (as the same class as the new notes) for all purposes of the Indenture and this “Description of the New Notes,” unless the context indicates otherwise. Each Note will mature on November 8, 2020 and will bear interest at the rate of interest per annum indicated on the cover page of this prospectus.

Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 8, 2005, and will be payable semiannually in arrears on May 15 and November 15 of each year, commencing May 15, 2006. We will make each interest payment to the holders of record of the Notes at the close of business on the May 1 or November 1 preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal, premium, if any, and interest will be payable at the offices of the Trustee and the paying agent, provided that, at the option of the Company, payment of interest on Notes not in global form may be made by check mailed to the address of the Person entitled thereto as it appears in the register of the Notes maintained by the registrar. Initially, the Trustee will also act as paying agent and registrar for the Notes.

The Notes are unsecured senior obligations of the Company. The Notes rank pari passu in right of payment with all future Senior Indebtedness of the Company and rank senior in right of payment to all future Subordinated Indebtedness of the Company.

Guarantees

On the Issue Date, all of the existing domestic subsidiaries and one foreign subsidiary of the Company will fully and unconditionally guarantee, on a joint and several basis, the Company’s obligations to pay principal of, premium, if any, and interest on the Notes. The Indenture provides that each Person that becomes a domestic Subsidiary after the Issue Date and guarantees any other Indebtedness of the Company or a Subsidiary Guarantor in excess of a De Minimis Guaranteed Amount will guarantee the payment of the Notes within 180 days after the later of (i) the date it becomes a domestic Subsidiary and (ii) the date it guarantees such other Indebtedness, provided that no guarantee shall be required if the Subsidiary merges into the Company or an existing Subsidiary Guarantor and the surviving entity remains a Subsidiary Guarantor.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the respective net assets of each Subsidiary Guarantor at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Guarantee could be reduced to zero. Please read “Risk Factors—Risks Related to the Exchange Offer and the New Notes—A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only us to satisfy claims.”

Subject to the next succeeding paragraph, no Subsidiary Guarantor may consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the Indenture and the Notes pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, and

(2) immediately after such transaction, no Default or Event of Default exists.

The preceding does not prohibit a merger between Subsidiary Guarantors or a merger between the Company and a Subsidiary Guarantor.

In the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, or a sale or other disposition of all the Capital Stock of such Subsidiary Guarantor, in any case whether by way of merger, consolidation or otherwise, or a Subsidiary Guarantor otherwise ceases to be a Subsidiary Guarantor, then the Person acquiring the assets (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or substantially all of the assets of such Subsidiary Guarantor) or such Subsidiary Guarantor (in any other event) will be released and relieved of any obligations under its Guarantee. Further, a Subsidiary Guarantor will be released and relieved from any obligations under its Guarantee if it ceases to guarantee any other Indebtedness of the Company or any other Subsidiary Guarantor other than a De Minimis Guaranteed Amount.

Ranking

Senior Indebtedness versus Notes. The Indebtedness evidenced by the Notes and the Guarantees will be unsecured and will rank pari passu in right of payment to all Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be.

As of March 3, 2006, the Company and the Subsidiary Guarantors had approximately $6.2 billion in principal amount of Senior Indebtedness outstanding, $154 million of which was secured indebtedness under our revolving bank credit facility.

The Notes will be unsecured obligations of the Company. Secured debt and other secured obligations of the Company and the Subsidiary Guarantors (including obligations with respect to our revolving bank credit facility) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes. A substantial portion of the Company’s operations is conducted through its subsidiaries. Claims of creditors of any subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of the Company’s creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of the Company’s subsidiaries that are not Subsidiary Guarantors. As of the Issue Date, all of the Company’s existing domestic subsidiaries and one of the Company’s foreign subsidiaries were Subsidiary Guarantors.

Although the Indenture limits the incurrence of certain secured Indebtedness of Subsidiaries, such limitations are subject to a number of significant qualifications and the Indenture does not limit the incurrence of unsecured Indebtedness.

Make-Whole Redemption

At any time prior to the Maturity Date, the Company may, at its option, redeem all or any portion of the Notes at the Make-Whole Price plus accrued and unpaid interest to the date of redemption.

Certain Covenants

The following restrictive covenants will be applicable to the Company and its Subsidiaries.

Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create, incur or assume any Indebtedness secured by any Liens (other than Permitted Liens) upon any of the properties of the Company or any Subsidiary, unless the Notes or a Guarantee are equally and ratably secured; provided that if such Indebtedness is expressly subordinated to the Notes or a Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or such Guarantee.

Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or any other Subsidiary) unless:

(1) the Company or such Subsidiary would be entitled to incur secured Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction in accordance with the covenant captioned “—Limitation on Liens”; or

(2) the Company or such Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by the Company’s Board of Directors, whose determination in good faith, evidenced by a resolution of such Board, shall be conclusive) and such proceeds are applied in accordance with the following two paragraphs:

The Company may apply Net Available Proceeds from such Sale/Leaseback Transaction, within 365 days following the receipt of Net Available Proceeds from the Sale/Leaseback Transaction, to:

(1) the repayment of Indebtedness of the Company or a Subsidiary under Credit Facilities or other Senior Indebtedness, including any mandatory redemption or repurchase or make-whole redemption of the Existing Notes or the Notes;

(2) make an Investment in assets used in the Oil and Gas Business; or

(3) develop by drilling the Company’s oil and gas reserves.

If, upon completion of the 365-day period, any portion of the Net Available Proceeds shall not have been applied by the Company as described in clauses (1), (2) or (3) in the immediately preceding paragraph and such remaining Net Available Proceeds, together with any remaining net cash proceeds from any prior Sale/Leaseback Transaction (such aggregate constituting “Excess Proceeds”), exceed $40 million, then the Company will be obligated to make an offer (the “Net Proceeds Offer”) to purchase the Notes and any other Senior Indebtedness in respect of which such an offer to purchase is also required to be made concurrently with the Net Proceeds Offer having an aggregate principal amount equal to the Excess Proceeds (such purchase to be made on a pro rata basis if the amount available for such repurchase is less than the principal amount of the Notes and other such Senior Indebtedness tendered in such Net Proceeds Offer) at a purchase price of 100% of the principal amount thereof plus accrued interest to the date of repurchase. Upon the completion of the Net Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

Within 15 days after the Company becomes obligated to make a Net Proceeds Offer (a “Net Proceeds Offer Triggering Event”), the Company will mail or cause to be mailed to all Holders on the date of the Net Proceeds Offer Triggering Event a notice (the “Offer Notice”) of the occurrence of such Net Proceeds Offer Triggering Event and of the Holders’ rights arising as a result thereof. The Offer Notice shall state, among other things:

(1) that the offer is being made pursuant to this covenant;

(2) that any Note not tendered will continue to accrue interest;

(3) that any Note accepted for payment pursuant to the offer shall cease to accrue interest on the payment date; and

(4) the instructions, consistent with this covenant, that a Holder must follow in order to have such Holder’s Notes purchased.

The Net Proceeds Offer will be deemed to have commenced upon mailing of the Offer Notice and will terminate 20 business days after its commencement, unless a longer offering period is required by law. Promptly after the termination of the offer, the Company will purchase and mail or deliver payment for all Notes tendered in response to the offer.

On the payment date, the Company will, to the extent lawful, (a) accept for payment Notes or portions thereof tendered pursuant to the Net Proceeds Offer, (b) deposit with the paying agent an amount equal to the payment in respect of all Notes or portions thereof so tendered and (c) deliver to the Trustee the Notes so accepted together with an officers’ certificate stating the Notes or portions thereof tendered to the Company. The paying agent will promptly mail or deliver to each Holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee will promptly authenticate and mail or deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any Net Proceeds Offer.

During the period between any Sale/Leaseback Transaction and the application of the Net Available Proceeds therefrom in accordance with this covenant, all Net Available Proceeds shall be maintained in a segregated account and shall be invested in Permitted Financial Investments.

Limitations on Mergers and Consolidations. The Company will not consolidate or merge with or into any Person, or sell, convey, lease or otherwise dispose of all or substantially all of its assets to any Person, unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition shall be made (collectively, the “Successor”), is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia, or Canada or any province thereof, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Indenture and under the Notes; provided, that unless the Successor is a corporation, a corporate co-issuer of the Notes will be added to the Indenture by such supplemental indenture; and

(2) immediately before and after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Holders with annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

Certain Definitions

The following is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used in this prospectus and not defined below.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means, without duplication, as of the date of determination, (a) the sum of

(1) discounted future net revenue from proved oil and gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by petroleum engineers (which may include the Company’s internal engineers) in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to any acquisition consummated since the date of such year-end reserve report and (B) estimated proved oil and gas reserves of the Company and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of the Company and its Subsidiaries produced or disposed of since the date of such year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Subsidiaries since the date of such year-end reserve report attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (C) and (D) would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s engineers,

(2) the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements,

(3) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and

(4) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements, minus (b) the sum of

(1) minority interests,

(2) any gas balancing liabilities of the Company and its Subsidiaries reflected as a long-term liability in the Company’s latest annual or quarterly financial statements,

(3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto,

(4) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a)(1) above (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto and

(5) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of voting stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the “net amount of rent” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the product of (x) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (y) the amount of such principal payment by (b) the sum of all such principal payments.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership or limited liability company interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Company’s existing credit facility) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with Credit Facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Hedge Obligations” means, at any time as to the Company and its Subsidiaries, the obligations of any such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s or any of its Subsidiaries’ exposure to fluctuations in foreign currency exchange rates.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5 million.

“Disqualified Stock” means any Capital Stock of the Company or any Subsidiary of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or which is exchangeable or convertible into debt securities of the Company or any Subsidiary of the Company, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

“Dollar-Denominated Production Payments” mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC hereunder.

“Existing Notes” means the Company’s outstanding (a) 7.5% Senior Notes due 2013, (b) 7.5% Senior Notes due 2014, (c) 7% Senior Notes due 2014, (d) 7.75% Senior Notes due 2015, (e) 6.375% Senior Notes due 2015, (f) 6.875% Senior Notes due 2016, (g) 6.625% Senior Notes due 2016, (h) 6.5% Senior Notes due 2017 and (i) 6.25% Senior Notes due 2018.

“GAAP” means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

“Guarantee” means, individually and collectively, the guarantees given by the Subsidiary Guarantors pursuant to Article Ten of the Indenture.

“Holder” means a Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, without duplication, with respect to any Person,

(a) all obligations of such Person

(1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

(2) evidenced by bonds, notes, debentures or similar instruments,

(3) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business),

(4) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks,

(5) for the payment of money relating to a Capitalized Lease Obligation, or

(6) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(b) all net obligations of such Person in respect of Currency Hedge Obligations, Interest Rate Hedging Agreements and Oil and Gas Hedging Contracts, except to the extent such net obligations are taken into account in the determination of future net revenues from proved oil and gas reserves for purposes of the calculation of Adjusted Consolidated Net Tangible Assets;

(c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment);

(d) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

(1) the full amount of such obligations so secured and

(2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board;

(e) with respect to such Person, the liquidation preference or any mandatory redemption payment obligations in respect of Disqualified Stock;

(f) the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of such Person’s Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Subsidiaries); and

(g) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d), (e) or (f) or this clause (g), whether or not between or among the same parties.

Subject to clause (c) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Interest Rate Hedging Agreements” means, with respect to the Company and its Subsidiaries, the obligations of such Persons under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect any such Person or any of its Subsidiaries against fluctuations in interest rates.

“Investment” of any Person means (a) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (b) all guarantees of Indebtedness or other obligations of any other Person by such Person, (c) all purchases (or other acquisitions for consideration) by such Person of assets, Indebtedness, Capital Stock or other securities of any other Person and (d) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) or advances on a balance sheet of such Person prepared in accordance with GAAP.

“Issue Date” means the first date on which the Notes were originally issued, November 8, 2005.

“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

“Make-Whole Amount” with respect to a Note means an amount equal to the excess, if any, of (a) the present value of the remaining interest, premium and principal payments due on such Note (excluding any portion of such payments of interest accrued as of the redemption date) as if such Note were redeemed on the Maturity Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the outstanding principal amount of such Note. “Treasury Rate” with respect to a Note means the yield to maturity (calculated on a semi-annual bond equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of such Note assuming that such Note will be redeemed on the Maturity Date; provided, however, that if the Make-Whole Average Life of a Note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Make-Whole Average Life” means, with respect to a Note, the number of years (calculated to the nearest one-twelfth of a year) between the date of redemption of such Note and the Maturity Date.

“Make-Whole Price” means the sum of the outstanding principal amount of the Notes to be redeemed plus the Make-Whole Amount of such Notes.

“Maturity Date” means November 15, 2020.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Proceeds” means, with respect to any Sale/Leaseback Transaction of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Sale/Leaseback Transaction, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale/Leaseback Transaction and which is actually so repaid.

“Net Working Capital” means (a) all current assets of the Company and its Subsidiaries, minus (b) all current liabilities of the Company and its Subsidiaries, except current liabilities included in Indebtedness.

“Oil and Gas Business” means the business of the exploration for, and exploitation, development, production, processing (but not refining), marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses (including oil and gas services businesses related to the foregoing).

“Oil and Gas Hedging Contracts” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against price fluctuations of oil, gas or other commodities.

“Permitted Company Refinancing Indebtedness” means Indebtedness of the Company, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of the Company, provided that

(1) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Notes, then such Indebtedness is pari passu or subordinated in right of payment to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased,

(2) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and

(3) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased;

provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Company Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

“Permitted Financial Investments” means the following kinds of instruments if, in the case of instruments referred to in clauses (1)-(4) below, on the date of purchase or other acquisition of any such instrument by the Company or any Subsidiary, the remaining term to maturity is not more than one year:

(1) readily marketable obligations issued or unconditionally guaranteed as to principal of and interest thereon by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America;

(2) repurchase obligations for instruments of the type described in clause (1) for which delivery of the instrument is made against payment;

(3) obligations (including, but not limited to, demand or time deposits, bankers’ acceptances and certificates of deposit) issued by a depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided, that such depository institution or trust company has, at the time of the Company’s or such Subsidiary’s investment therein or contractual commitment providing for such investment, capital surplus or undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $500,000,000;

(4) commercial paper issued by any corporation, if such commercial paper has, at the time of the Company’s or any Subsidiary’s investment therein or contractual commitment providing for such investment, credit ratings of A-1 (or higher) by S&P and P-1 (or higher) by Moody’s; and

(5) money market mutual or similar funds having assets in excess of $500,000,000.

“Permitted Liens” means

(1) Liens existing on the Issue Date;

(2) Liens securing Indebtedness under Credit Facilities;

(3) Liens now or hereafter securing any obligations under Interest Rate Hedging Agreements so long as the related Indebtedness (a) constitutes the Existing Notes or the Notes (or any Permitted Company Refinancing Indebtedness in respect thereof) or (b) is, or is permitted to be under the Indenture, secured by a Lien on the same property securing such interest rate hedging obligations;

(4) Liens securing Permitted Company Refinancing Indebtedness or Permitted Subsidiary Refinancing Indebtedness; provided, that such Liens extend to or cover only the property or assets currently securing the Indebtedness being refinanced and that the Indebtedness being refinanced was not incurred under the Credit Facilities;

(5) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(6) mechanics’, worker’s, materialmen’s, operators’ or similar Liens arising in the ordinary course of business;

(7) Liens in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations;

(8) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(9) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services, and in the aggregate do not materially adversely affect the value of such properties or materially impair use for the purposes of which such properties are held by the Company or any Subsidiaries;

(10) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

(11) Liens on pipeline or pipeline facilities which arise out of operation of law;

(12) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(13) (a) Liens upon any property of any Person existing at the time of acquisition thereof by the Company or a Subsidiary, (b) Liens upon any property of a Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary or existing at the time of the sale or transfer of any such property of such Person to the Company or any Subsidiary, or (c) Liens upon any property of a Person existing at the time such Person becomes a Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided that in each such case no such Lien shall extend to or cover any property of the Company or any Subsidiary other than the property being acquired and improvements thereon;

(14) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business;

(15) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(16) purchase money security interests granted in connection with the acquisition of assets in the ordinary course of business and consistent with past practices, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets;

(17) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(18) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business;

(19) Liens securing obligations of the Company or any of its Subsidiaries under Currency Hedge Obligations or Oil and Gas Hedging Contracts;

(20) Liens to secure Dollar-Denominated Production Payments and Volumetric Production Payments; and

(21) Liens securing other Indebtedness in an aggregate principal amount which, together with all other Indebtedness outstanding on the date of such incurrence and secured by Liens pursuant to this clause (21), does not exceed 15% of Adjusted Consolidated Tangible Net Assets.

“Permitted Subsidiary Refinancing Indebtedness” means Indebtedness of any Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of such Subsidiary, provided that

(1) if the Indebtedness (including the Guarantees) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Guarantees at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased,

(2) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and

(3) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased;

provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Subsidiary Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

“Person” means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means with respect to the Company or any of its Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person.

“Senior Indebtedness” means any Indebtedness of the Company or a Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes or the Guarantees, respectively.

“Subordinated Indebtedness of a Subsidiary Guarantor” means any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, which is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

“Subordinated Indebtedness of the Company” means any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, which is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

“Subsidiary” means any subsidiary of the Company. A “subsidiary” of any Person means

(1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person,

(2) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50 percent of the assets of such partnership upon its dissolution, or

(3) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Subsidiary Guarantor” means (a) each of the Subsidiaries on the Issue Date and (b) each of the other Subsidiaries that becomes a guarantor of the Notes in compliance with the terms of the Indenture.

“U.S. Government Securities” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

“U.S. Legal Tender” means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

“Volumetric Production Payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

Events of Default

The following will be Events of Default with respect to the Notes:

(1) default by the Company or any Subsidiary Guarantor in the payment of principal of or premium, if any, on the Notes when due and payable at maturity, upon repurchase pursuant to the covenant described under “Limitation on Sale/Leaseback Transactions,” upon acceleration or otherwise;

(2) default by the Company or any Subsidiary Guarantor for 30 days in payment of any interest on the Notes;

(3) default by the Company or any Subsidiary Guarantor in the deposit of any make-whole redemption payment;

(4) default on any other Indebtedness of the Company, any Subsidiary Guarantor or any other Subsidiary if either

(A) such default results in the acceleration of the maturity of any such Indebtedness having a principal amount of $50.0 million or more individually or, taken together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, in the aggregate, or

(B) such default results from the failure to pay when due principal of, premium, if any, or interest on, any such Indebtedness, after giving effect to any applicable grace period (a “Payment Default”), having a principal amount of $50.0 million or more individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate;

provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequent acceleration of the Notes shall be rescinded, so long as any such rescission does not conflict with any judgment or decree or applicable provision of law;

(5) default in the performance, or breach of, the covenant set forth in the covenant captioned “Limitations on Mergers and Consolidations,” or in the performance, or breach of, any other covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture and failure to remedy such default within a period of 45 days after written notice thereof from the Trustee or Holders of 25% of the principal amount of the outstanding Notes;

(6) the entry by a court of one or more judgments or orders for the payment of money against the Company, any Subsidiary Guarantor or any other Subsidiary in an aggregate amount in excess of $50.0 million (net of applicable insurance coverage by a third party insurer which is acknowledged in writing by such insurer) that has not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof;

(7) the failure of a Guarantee by a Subsidiary Guarantor to be in full force and effect, or the denial or disaffirmance by such entity thereof; or

(8) certain events involving bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company.

The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any default (except in payment of principal of, or premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the Holders of the Notes to do so.

If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company occurs and is continuing, the principal of, and premium, if any, and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. The amount due and payable on the acceleration of any Note will be equal to 100% of the principal amount of the Note, plus accrued and unpaid interest to the date of payment. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

No Holder of a Note may pursue any remedy under the Indenture unless

(1) the Trustee shall have received written notice of a continuing Event of Default,

(2) the Trustee shall have received a request from Holders of at least 25% in principal amount of the Notes to pursue such remedy,

(3) the Trustee shall have been offered indemnity reasonably satisfactory to it,

(4) the Trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes;

provided, however, such provision does not affect the right of a Holder of any Note to sue for enforcement of any overdue payment thereon.

The Holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain limitations specified in the Indenture. The Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the Indenture.

Modification and Waiver

Supplements and amendments to the Indenture or the Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Notes then outstanding; provided that no such modification or amendment may, without the consent of the Holder of each Note then outstanding affected thereby,

(1) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment or supplement;

(2) reduce the rate or change the time for payment of interest, including default interest, on any Note;

(3) reduce the principal amount of any Note or change the Maturity Date;

(4) reduce the redemption price, including premium, if any, payable upon redemption of any Note or change the time at which any Note may or shall be redeemed;

(5) reduce the purchase price payable upon the repurchase of any Note in connection with a Net Proceeds Offer, or change the time at which any Note may or shall be repurchased thereunder;

(6) make any Note payable in money other than that stated in such Note;

(7) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Note;

(8) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture; or

(9) waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes.

Supplements and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holders of the Notes in certain limited circumstances, including

(a) to cure any ambiguity, omission, defect or inconsistency,

(b) to provide for the assumption of the obligations of the Company or any Subsidiary Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Subsidiary Guarantor,

(c) to reflect the release of any Subsidiary Guarantor from its Guarantee of the Notes, or the addition of any Subsidiary of the Company as a Subsidiary Guarantor, in the manner provided in the Indenture,

(d) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or

(e) to make any change that would provide any additional benefit to the Holders or that does not adversely affect the rights of any Holder of the Notes in any material respect.

The Holders of a majority in aggregate principal amount of the Notes then outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by such Notes, except for

(1) the rights of Holders of the Notes to receive payments solely from the trust fund described in the following paragraph in respect of the principal of, premium, if any, and interest on the Notes when such payments are due,

(2) the Company’s obligations with respect to the Notes concerning the issuance of temporary Notes, transfers and exchanges of the Notes, replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency where the Notes may be surrendered for transfer or exchange or presented for payment, and duties of paying agents,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants described under “—Certain Covenants” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment) described under “—Events of Default” will no longer constitute an Event of Default. If we exercise our Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released from all its obligations under the Indenture and its Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture,

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding amount of the Notes on the Maturity Date or on the applicable mandatory redemption date, as the case may be, of such principal or installment of principal, premium, if any, or interest;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that

(A) the Company has received from or there has been published by, the Internal Revenue Service a ruling or

(B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the Holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company is a party or by which the Company is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that the Company has complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Bank of New York Trust Company, N.A. is the Trustee under the Indenture. The Bank of New York Trust Company, N.A. also serves as trustee for our 7.5% Senior Notes due 2013, our 7% Senior Notes due 2014, our 7.5% Senior Notes due 2014, our 7.75% Senior Notes due 2015, our 6.375% Senior Notes due 2015, our 6.875% Senior Notes due 2016, our 6.625% Senior Notes due 2016, our 6.5% Senior Notes due 2017, our 6.25%

Senior Notes due 2018 and our 2.75% Contingent Convertible Senior Notes due 2035. We may also maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own our debt securities. Its address is 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. The Company has also appointed the Trustee as the initial registrar and paying agent under the Indenture.

The Trustee is permitted to become an owner or pledgee of the Notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after an Event of Default has occurred and is continuing, it must eliminate such conflict or resign.

In case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the Holders of the Notes, unless such Holders have offered the Trustee indemnity reasonably satisfactory to it.

Book Entry, Delivery and Form

The Notes sold will be issued in the form of one or more global securities. The global securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

Notes that are issued as described below under “—Certificated Notes” will be issued in definitive form. Upon the transfer of Notes in definitive form, such Notes will, unless the global securities have previously been exchanged for Notes in definitive form, be exchanged for an interest in the global securities representing the aggregate principal amount of Notes being transferred.

The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

The Company expects that pursuant to procedures established by the Depositary, upon the issuance of the global securities, the Depositary will credit, on its book-entry registrations and transfer system, the aggregate principal amount of Notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser of the Notes. Ownership of beneficial interests in the global securities will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interest) and such participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the Holder of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and Holder of the Notes for all purposes of the Notes and the Indenture. Except as set forth below, you will not be entitled to have the Notes represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owner or Holder of any Notes under the global securities. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the Holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The Company will make all payments on Notes represented by the global securities registered in the name of and held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the owner and Holder of the global securities.

The Company expects that the Depositary or its nominee, upon receipt of any payment in respect of the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of the global securities as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interest in the global securities held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the global securities owning through such participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of the Depositary, it is under no obligations to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Subject to certain conditions, the Notes represented by the global securities will be exchangeable for certificated Notes in definitive form of like tenor as such Notes if:

(1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the global securities and a successor is not promptly appointed or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act or

(2) the Company in its discretion at any time determines not to have all of the Notes represented by the global securities.

Any Notes that are exchangeable pursuant to the preceding sentence will be exchanged for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under “Transfer Restrictions” (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Notes, to the provisions of such legend.

FEDERAL INCOME TAX CONSIDERATIONS

Federal Income Tax Considerations of the Exchange of Outstanding Notes for New Notes

The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

We believe that the exchange of outstanding notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired outstanding notes directly from us.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of this registration statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver a prospectus.

If you wish to exchange new notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale; and

•	at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes offered in this exchange offer will be passed upon for us by Vinson & Elkins L.L.P. in reliance on the opinion of Commercial Law Group P.C. with respect to matters of Oklahoma law.

EXPERTS

The financial statements of Chesapeake Energy Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Columbia Energy Resources, LLC as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the four months ended December 31, 2003, incorporated in this prospectus by reference from the current report on Form 8-K of Chesapeake Energy Corporation filed with the SEC on November 1, 2005, have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of the oil and gas reserves of Chesapeake Energy Corporation and related future net cash flows and the present values thereof, included in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2004, were based in part upon reserve reports prepared by Netherland, Sewell & Associates, Inc., Lee Keeling and Associates, Inc., Ryder Scott Company, L.P., LaRoche Petroleum Consultants, Ltd., H.J. Gruy

and Associates, Inc. and Miller and Lents, Ltd., independent petroleum engineers. Estimates of the oil and gas reserves of Columbia Energy Resources, LLC and related future net cash flows and the present value thereof, included in Chesapeake’s current report on Form 8-K filed with the SEC on November 1, 2005 were based in part upon a reserve report prepared by Schlumberger Data and Consulting Services, independent petroleum engineers. We have incorporated these estimates in reliance on the authority of each such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You can also find our SEC filings at the SEC’s website at www.sec.gov and on our website at www.chkenergy.com. Information contained on our website is not part of this prospectus.

In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our current reports on Form 8-K filed on January 3, 2005, January 20, 2005, January 31, 2005, February 2, 2005, February 22, 2005, March 15, 2005, March 24, 2005, April 13, 2005 (four reports of the same date, one such report as amended on April 25, 2005), April 14, 2005 (two reports of the same date), April 19, 2005, April 25, 2005 (two reports of the same date), May 2, 2005, May 23, 2005 (two reports of the same date), June 7, 2005, June 10, 2005, June 13, 2005, June 16, 2005, June 21, 2005 (two reports of the same date), June 23, 2005, June 30, 2005, July 1, 2005 (two reports of the same date), July 8, 2005, July 11, 2005, July 12, 2005, July 19, 2005, July 22, 2005 (such report as amended on July 22, 2005), August 5, 2005 (such report as amended on August 12, 2005), August 11, 2005, August 12, 2005, August 16, 2005 (three reports of the same date), August 17, 2005, August 22, 2005, August 23, 2005, September 7, 2005, September 8, 2005 (two reports of the same date), September 9, 2005 (two reports of the same date), September 15, 2005, September 20, 2005, September 26, 2005, September 28, 2005 (two reports of the same date), September 30, 2005, October 4, 2005, October 7, 2005, October 11, 2005 (such report as amended on October 21, 2005), October 13, 2005, October 21, 2005, November 1, 2005 (two reports of the same date), November 3, 2005, November 4, 2005 (two reports of the same date), November 9, 2005, November 15, 2005 (two reports of the same date), November 18, 2005 and November 21, 2005 and our current reports on Form 8-K/A filed on July 22, 2005, August 12, 2005, August 17, 2005, October 21, 2005, November 1, 2005 (two reports of the same date), November 3, 2005, November 4, 2005 (two reports of the same date), November 9, 2005, November 15, 2005 (two reports of the same date), November 18, 2005, November 21, 2005, December 6, 2005, December 8, 2005, December 9, 2005, December 13, 2005, December 20, 2005, December 22, 2005, December 28, 2005, December 29, 2005 (two reports of the same date), January 10, 2006, January 18, 2006, January 26, 2006, January 30, 2006 (two reports of the same date), February 1, 2006, February 3, 2006, February 8, 2006, February 10, 2006, February 15, 2006 (two reports of the same date), February 21, 2006, February 24, 2006 and February 28, 2006 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K or Form 8-K/A); and

•	our definitive proxy statement dated April 29, 2005 filed on Schedule 14A relating to the 2005 Annual Meeting of Shareholders.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Jennifer M. Grigsby, Secretary, Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, by mail, or if by telephone at (405) 848-8000.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding oil and gas reserve estimates, planned capital expenditures, the drilling of oil and gas wells and future acquisitions, the impact of recently completed acquisitions, expected oil and gas production, cash flow and anticipated liquidity, business strategy and other plans and objectives for future operations and expected future expenses and use of net operating loss carryforwards. Statements concerning the fair values of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:

•	the volatility of oil and gas prices;

•	our level of indebtedness;

•	the strength and financial resources of our competitors;

•	the availability of capital on an economic basis to fund reserve replacement costs;

•	uncertainties inherent in estimating quantities of oil and gas reserves, projecting future rates of production and the timing of development expenditures;

•	our ability to replace reserves and sustain production;

•	uncertainties in evaluating oil and gas reserves of acquired properties and associated potential liabilities;

•	the effect of oil and gas prices on our borrowing ability;

•	unsuccessful exploration and development drilling;

•	declines in the values of our oil and gas properties resulting in ceiling test write-downs;

•	lower prices realized on oil and gas sales and collateral required to secure hedging liabilities resulting from our commodity price risk management activities;

•	adverse effects of governmental and environmental regulation;

•	losses from pending and future litigation;

•	drilling and operating risks; and

•	uncertainties and difficulties associated with the integration and operation of our recently acquired properties.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

ANNEX A

LETTER OF TRANSMITTAL

To Tender

Outstanding 6.875% Senior Notes due 2020

of

CHESAPEAKE ENERGY CORPORATION

Pursuant to the Exchange Offer and Prospectus dated                         , 2006

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                         , 2006 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

The Exchange Agent for the Exchange Offer is:

The Bank of New York Trust Company, N.A.

c/o The Bank of New York

Corporate Trust Department

Reorganization Unit

101 Barclay Street—7 East

New York, New York 10286

Attention: David Mauer

Facsimile: (212) 298-1915

Telephone: (212) 815-3687

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 6.875% SENIOR NOTES DUE 2020 (THE “OUTSTANDING NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF NEW 6.875% SENIOR NOTES DUE 2020 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt and review of the Prospectus, dated                         , 2006 (the “Prospectus”), of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer (the “Exchange Offer”) to exchange its 6.875% Senior Notes due 2020 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 6.875% Senior Notes due 2020 (the “Outstanding Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Company shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “The Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Outstanding Notes; and

•	You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender outstanding notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Outstanding Notes.

3. You understand that the tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between and the Company as to the terms and conditions set forth in the Prospectus.

4. By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such New Notes.

5. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

a. the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b. neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

c. neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

d. neither the holder nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company.

6. You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of November 8, 2005 (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors (as defined therein) and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Company in writing at 6100 North Western Avenue, Oklahoma City, OK 73118, Attention: Chief Financial Officer. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who signs such shelf registration statement, each person who controls the Company within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as

amended (the “Exchange Act”), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to the undersigned furnished in writing by or on behalf of the undersigned expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

7. If you are a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives of the undersigned.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2. Partial Tenders.

Tenders of Outstanding Notes will be accepted only in integral multiples of $1,000. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3. Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

4. Waiver of Conditions.

The Company reserves the absolute right to waive, in whole or part, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5. No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Outstanding Notes will be accepted.

6. Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7. Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8. No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: By using the ATOP procedures to tender outstanding notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

Until                 , 2006, all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Officers And Directors

Section 1031 of the Oklahoma General Corporation Act, under which Chesapeake is incorporated, authorizes the indemnification of directors and officers under certain circumstances. Article VIII of the Certificate of Incorporation of Chesapeake and Article VI of the Bylaws of Chesapeake also provide for indemnification of directors and officers under certain circumstances. These provisions, together with Chesapeake’s indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933 (the “Securities Act”), as amended. In addition, Chesapeake maintains insurance, which insures its directors and officers against certain liabilities.

The Oklahoma General Corporation Act provides for indemnification of each of Chesapeake’s officers and directors against (a) expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of Chesapeake, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, other than an action by or in the right of Chesapeake. To be entitled to indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Chesapeake, and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful and (b) expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of Chesapeake brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of Chesapeake, or any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, provided the actions were in good faith and were reasonably believed to be in or not opposed to the best interest of Chesapeake, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to Chesapeake, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Article VIII of Chesapeake’s Certificate of Incorporation provides for indemnification of Chesapeake’s directors and officers. The Oklahoma General Corporation Act also permits Chesapeake to purchase and maintain insurance on behalf of Chesapeake’s directors and officers against any liability arising out of their status as such, whether or not Chesapeake would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

Chesapeake has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, Chesapeake will pay on behalf of the indemnitee any amount which he is or becomes legally obligated to pay because of (a) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of Chesapeake or an affiliate or (b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of Chesapeake or an affiliate or is or was serving at the request of Chesapeake as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which Chesapeake would be obligated to make under an indemnification agreement could include damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. Chesapeake also provides liability insurance for each of its directors and executive officers.

Item 21. Exhibits And Financial Statement Schedules

(a) Exhibits. The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description

4.1	Indenture dated as of November 8, 2005 among Chesapeake, as issuer, the subsidiaries signatory thereto, as Subsidiary Guarantors and the Bank of New York Trust Company, N.A., as Trustee, with respect to our 6.875% Senior Notes due 2020. Incorporated herein by reference to Exhibit 4.1.1 to Chesapeake’s current report on Form 8-K filed November 15, 2005.

4.2	Registration Rights Agreement dated November 8, 2005 among Chesapeake and the Initial Purchasers named therein, with respect to our 6.875% Senior Notes due 2020. Incorporated herein by reference to Exhibit 4.1.3 to Chesapeake’s current report on Form 8-K filed November 15, 2005.

4.3*	First Supplemental Indenture dated as of November 14, 2005 among Chesapeake, the Subsidiary Guarantors named therein and the Bank of New York Trust Company, N.A., as Trustee, with respect to our 6.875% Senior Notes due 2020.

4.4*	Second Supplemental Indenture dated as of February 24, 2006 among Chesapeake, the Subsidiary Guarantors named therein and the Bank of New York Trust Company, N.A., as Trustee, with respect to our 6.875% Senior Notes due 2020.

5.1*	Opinion of Vinson & Elkins L.L.P. regarding the validity of the securities being registered.

5.2*	Opinion of Commercial Law Group, P.C. regarding the validity of the securities being registered.

12	Computation of Ratios of Earnings and Fixed Charges. Incorporated herein by reference to Exhibit 12 to Chesapeake’s quarterly report on Form 10-Q for the quarter ended September 30, 2005.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Lee Keeling and Associates, Inc.

23.5*	Consent of Ryder Scott Company, L.P.

23.6*	Consent of LaRoche Petroleum Consultants, Ltd.

23.7*	Consent of H.J. Gruy and Associates, Inc.

23.8*	Consent of Miller and Lents, Ltd.

23.9*	Consent of Schlumberger Data and Consulting Services.

23.10*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.11*	Consent of Commercial Law Group, P.C. (included in Exhibit 5.2).

24.1*	Power of Attorney (included in the signature pages of this Registration Statement).

25.1*	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A.

*	Filed herewith.

(b) Financial Statement Schedules. Incorporated herein by reference to Item 8 of Chesapeake’s annual report on Form 10-K for the year ended December 31, 2004.

Item 22. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any Registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on March 7, 2006.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ AUBREY K. MCCLENDON
Aubrey K. McClendon
Chairman of the Board and Chief Executive Officer

Each person whose signature appears below authorizes Aubrey K. McClendon and Marcus C. Rowland, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the company and to file any amendments to this registration statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in the registration statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2006

/s/ MARCUS C. ROWLAND Marcus C. Rowland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 7, 2006

/s/ MICHAEL A. JOHNSON Michael A. Johnson	Senior Vice President—Accounting, Controller and Chief Accounting Officer (Principal Accounting Officer)	March 7, 2006

/s/ FRANK KEATING Frank Keating	Director	March 7, 2006

/s/ BREENE M. KERR Breene M. Kerr	Director	March 7, 2006

/s/ CHARLES T. MAXWELL Charles T. Maxwell	Director	March 7, 2006

/s/ DON NICKLES Don Nickles	Director	March 7, 2006

/s/ FREDERICK B. WHITTEMORE Frederick B. Whittemore	Director	March 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on March 7, 2006.

CHESAPEAKE EAGLE CANADA CORP.

CHESAPEAKE ENERGY LOUISIANA CORPORATION

CHESAPEAKE OPERATING, INC.

CHESAPEAKE SOUTH TEXAS CORP.

HODGES HOLDING COMPANY, INC.

HODGES OILFIELD COMPANY

HODGES TRUCKING COMPANY

NOMAC 100 CORP.

NOMAC DRILLING CORPORATION

OXLEY PETROLEUM CO.

W.W. REALTY, INC.

By:	/s/ MARCUS C. ROWLAND
Name:	Marcus C. Rowland
Title:	Vice President

Each person whose signature appears below authorizes Aubrey K. McClendon and Marcus C. Rowland, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the company and to file any amendments to this registration statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in the registration statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2006

/s/ MARCUS C. ROWLAND Marcus C. Rowland	Vice President (Principal Financial and Accounting Officer)	March 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on March 7, 2006.

CARMEN ACQUISITION, L.L.C.

CHESAPEAKE ACQUISITION, L.L.C.

CHESAPEAKE APPALACHIA, L.L.C.

CHESAPEAKE LAND COMPANY, L.L.C.

CHESAPEAKE ORC, L.L.C.

CHESAPEAKE ROYALTY, L.L.C.

GOTHIC PRODUCTION, L.L.C.

HAWG HAULING & DISPOSAL, LLC

MC MINERAL COMPANY, L.L.C.

By:	/s/ MARCUS C. ROWLAND
Name:	Marcus C. Rowland
Title:	Vice President

Each person whose signature appears below authorizes Aubrey K. McClendon and Marcus C. Rowland, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or manager of the company and to file any amendments to this registration statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in the registration statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chief Executive Officer and Manager (Principal Executive Officer)	March 7, 2006

/s/ MARCUS C. ROWLAND Marcus C. Rowland	Vice President (Principal Financial and Accounting Officer)	March 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on March 7, 2006.

CHESAPEAKE ENERGY MARKETING, INC.

By:	/s/ MARCUS C. ROWLAND
Name:	Marcus C. Rowland
Title:	Vice President

Each person whose signature appears below authorizes Aubrey K. McClendon and Marcus C. Rowland, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the company and to file any amendments to this registration statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in the registration statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2006

/s/ MARCUS C. ROWLAND Marcus C. Rowland	Vice President (Principal Financial and Accounting Officer)	March 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on March 7, 2006.

MAYFIELD PROCESSING, L.L.C.

By:	/s/ MARCUS C. ROWLAND
Name:	Marcus C. Rowland
Title:	Vice President

Each person whose signature appears below authorizes Aubrey K. McClendon and Marcus C. Rowland, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the company and to file any amendments to this registration statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in the registration statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chief Executive Officer and Manager (Principal Executive Officer)	March 7, 2006

/s/ MARCUS C. ROWLAND Marcus C. Rowland	Vice President (Principal Financial and Accounting Officer)	March 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on March 7, 2006.

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP CHESAPEAKE LOUISIANA, L.P. CHESAPEAKE SIGMA, L.P.

By:	Chesapeake Operating, Inc., as general partner of each respective entity

By:	/s/ MARCUS C. ROWLAND
Name:	Marcus C. Rowland
Title:	Executive Vice President and Chief Financial Officer

Each person whose signature appears below authorizes Aubrey K. McClendon and Marcus C. Rowland, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the company and to file any amendments to this registration statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in the registration statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chief Executive Officer and Director of Chesapeake Operating, Inc. (Principal Executive Officer)	March 7, 2006

/s/ MARCUS C. ROWLAND Marcus C. Rowland	Executive Vice President and Chief Financial Officer of Chesapeake Operating, Inc. (Principal Financial and Accounting Officer)	March 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on March 7, 2006.

MIDCON COMPRESSION, L.P.

By:	Chesapeake Energy Marketing, Inc., as general partner

By:	/s/ MARCUS C. ROWLAND
Name:	Marcus C. Rowland
Title:	Vice President

Each person whose signature appears below authorizes Aubrey K. McClendon and Marcus C. Rowland, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the company and to file any amendments to this registration statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in the registration statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chief Executive Officer and Director of Chesapeake Energy Marketing, Inc. (Principal Executive Officer)	March 7, 2006

/s/ MARCUS C. ROWLAND Marcus C. Rowland	Vice President of Chesapeake Energy Marketing, Inc. (Principal Financial and Accounting Officer)	March 7, 2006